Exhibit 99.1




                  Investor Contact:                  Media Contact:
                  Meredith Mendola                   Nicole Rowe
                  781-370-6151                       781-370-6369
                  mmendola@ptc.com                   nrowe@ptc.com


               PTC Reports First Quarter Fiscal Year 2005 Results

         - Company Exceeds Revenue and EPS Targets, Accelerates Growth -

NEEDHAM, Mass., January 19, 2005 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue of $169.2 million for the first fiscal quarter ended January 1, 2005, up 8% from $156.8 million for the same period last year. This revenue growth was driven by year-over-year growth in license, service and maintenance revenue across all major product lines and geographies.

Net income for the first quarter was $19.2 million, or $0.07 per diluted share, compared with a net loss of $26.5 million, or a loss of $0.10 per diluted share, in the year-ago period. The year-ago period net income included restructuring charges of $21.6 million. Cash and cash equivalents grew to $334.1 million at the end of the first quarter, from $294.9 million at the end of the fourth quarter of 2004. This cash position reflects the receipt in the quarter of a $39.5 million income tax refund, which was previously announced by the Company.

"Our performance in the first quarter was strong by all measures," said C. Richard Harrison, president and chief executive officer. "After significantly improving our profitability during the past year, we are working to accelerate growth. We will leverage our more productive distribution model, our highly differentiated software solutions, and our roadmap for customers to easily adopt full PLM functionality. Customer satisfaction is at an all-time high, and our growing list of new customers reflects the competitiveness of our offerings in the marketplace."

Total revenue for design solutions in the first quarter was $123.0 million, up 8% from the first quarter of 2004. Design solutions license revenue of $32.5 million grew 9% year over year. Stronger sales of all packages of Pro/ENGINEER(R) Wildfire(TM) drove year-over-year design solutions growth, with particular strength in the entry-level package for small and medium businesses.

Total revenue for our collaboration and control solutions in the first quarter was $46.2 million, up 8% from the first quarter of 2004. Collaboration and control solutions license revenue of $14.4 million grew 5% year over year. Sales were driven by a higher number of new seats, new customers and transactions in the quarter, reflecting PTC's success in driving incremental adoption of its solutions. Windchill Link solutions license revenue grew 32% year over year and represented 50% of overall collaboration and control solutions license revenue.

In the first quarter, PTC received orders from leading manufacturing organizations in our core vertical segments as well as emerging segments such as medical products and consumer products. Customers included Boeing Company, Dalian Shipyard, Gaz Transport & Technigaz, INA-Schaeffler KG, Lockheed Martin Corporation, Poclain Hydraulics, Raytheon, Rolex SA, Toyota Motor Corporation, Volke Entwicklungsring GmbH and Webasto AG. Additionally, our reseller channel delivered $33.2 million in total revenue during the quarter, a 9% year-over-year increase.

"We believe our business prospects are strong," continued Harrison. "The combination of increased business complexity in manufacturing and improved IT spending has driven new activity for PLM vendors. Leading companies are choosing to partner with PTC for product development solutions because of our superior ability to drive customer value. Our broad solution set provides a flexible platform to enable efficient and effective product development processes - something manufacturers struggle to achieve with outdated systems and manual processes. This allows us to drive adoption of our solutions in our traditional vertical segments and to position ourselves to serve new segments. As a result, we expect to continue to improve our competitive position and grow revenue and profit this year."

Second Quarter 2005 Financial Outlook
PTC's revenue forecast for the second quarter of fiscal 2005 is between $170 million and $175 million. Total costs and expenses (operating expenses) are expected to be approximately $150 million. The Company expects earnings per share on a GAAP basis to be between $0.06 and $0.08.

The Company will provide detailed financial information and an outlook update on its first quarter fiscal year 2005 results conference call and live webcast on January 19, 2005 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-566-8560 (in the U.S.) or +1-517-623-4768
(international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on January 24, 2005. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 203-369-1212.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the first quarter of fiscal year 2005 are attached.

About PTC

PTC (Nasdaq: PMTC) provides leading Product Lifecycle Management (PLM) software solutions to more than 35,000 companies worldwide. PTC customers include many of the world's most innovative manufacturing companies in the aerospace & defense, automotive, consumer, electronics & high technology, industrial equipment and medical products industries. PTC is included in the S&P 500 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.


Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: our ability to achieve financial and operating goals (including our second quarter revenue and earnings targets) by maintaining our significantly reduced cost structure while at the same time increasing revenue through strategic initiatives such as corporate development, vertical market solutions, strategic account growth and product innovation; the growth of the PLM market and our ability to capture market share by elevating investments in PLM as a spending priority and by differentiating our product offerings from those of other vendors; our success in leveraging customers' initial investments in our offerings to achieve longer term, more substantial customer investments through delivery of superior products, implementation services and support offerings; the success of our efforts to leverage our distribution model (including effectively coordinating, supporting, and, when appropriate, expanding our indirect channel sales activities); and continued improvement in the IT spending environment, which until recently has been weak and has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                       Three Months Ended
                                               ---------------------------------
                                                  January 1,       January 3,
                                                     2005             2004
                                               ---------------------------------

Revenue:
  License                                         $  46,929        $  43,517
  Service                                           122,261          113,293
                                               ---------------------------------
Total revenue                                       169,190          156,810
                                               ---------------------------------

Costs and expenses:
  Cost of license revenue                             1,497            2,127
  Cost of service revenue                            46,160           50,020
  Sales and marketing                                56,045           58,185
  Research and development                           26,467           29,579
  General and administrative                         15,587           14,960
  Amortization of other intangible assets               222            1,409
  Restructuring and other charges                      -              21,620
                                               ---------------------------------
Total costs and expenses                            145,978          177,900
                                               ---------------------------------

Operating income (loss)                              23,212          (21,090)
  Other expense, net                                   (487)            (490)
                                               ---------------------------------
Income (loss) before income taxes                    22,725          (21,580)
 Provision for income taxes                           3,566            4,957
                                               ---------------------------------
Net income (loss)                                 $  19,159        $ (26,537)
                                               =================================

Earnings (loss) per share -
 Basic and Diluted                                $    0.07        $   (0.10)
 Weighted average shares outstanding - Basic        270,036          266,422
 Weighted average shares outstanding - Diluted      279,194          266,422

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                  January 1,       September 30,
                                                     2005              2004
                                               ---------------------------------

ASSETS
Cash and cash equivalents                         $ 334,064        $ 294,887
Accounts receivable, net                            134,364          130,393
Property and equipment, net                          53,590           55,780
Goodwill and other intangibles, net                  56,459           56,543
Other assets                                        126,514          128,779
                                               ---------------------------------
Total assets                                      $ 704,991        $ 666,382
                                               =================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue                                  $ 200,388        $ 176,664
Other liabilities                                   235,733          247,767
Stockholders' equity                                268,870          241,951
                                               ---------------------------------
Total liabilities and stockholders' equity        $ 704,991        $ 666,382
                                               =================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                               ---------------------------------
                                                  January 1,       January 3,
                                                     2005             2004
                                               ---------------------------------

 Cash flows from operating activities:
   Net income (loss)                              $  19,159        $ (26,537)
   Depreciation and amortization                      6,473            9,562
   Other                                              3,052              962
                                               ---------------------------------
 Net cash provided (used) by operating
  activities                                         28,684          (16,013)

 Capital expenditures                                (2,804)          (2,896)
 Other investing and financing activities             3,045              341
 Foreign exchange impace on cash                     10,252            3,311
                                               ---------------------------------

 Net change in cash and cash equivalents             39,177          (15,257)
 Cash and cash equivalents, beginning of period     294,887          205,312
                                               ---------------------------------
 Cash and cash equivalents of period              $ 334,064        $ 190,055
                                               =================================